Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Textron Inc. 2007 Long-Term Incentive Plan (amended and restated as of May 1, 2007) of our reports dated February 14, 2007, with respect to the consolidated financial statements and schedule of Textron Inc., Textron Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Textron Inc., included in its Annual Report (Form 10-K) for the year ended December 30, 2006, filed with the Securities and Exchange Commission.

Boston, Massachusetts                                                                /s/ Ernst & Young LLP
July 27, 2007